Exhibit 99.1

AMERICAN PACIFIC – News Release

Contact: Investor Relations – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC CORPORATION TO

BE ACQUIRED BY H.I.G.

LAS VEGAS, NEVADA, January 10, 2014 — American Pacific Corporation (NASDAQ: APFC) (“AMPAC”) today announced that it has entered into a definitive merger agreement to be acquired by investment funds managed by H.I.G. Capital, LLC (“H.I.G.”), a leading global private investment firm in an all cash transaction valued at approximately $392.0 million.

Under the terms of the merger agreement, affiliates of H.I.G. will, no later than January 24, 2014, commence a tender offer to acquire all of the outstanding shares of AMPAC common stock at a price of $46.50 per share. This price represents a premium of 18.9% over the closing share price on January 9, 2014, and 17.1% over the 60-day volume-weighted average closing share price as of the same day.

If the tender offer is completed successfully, then the shares of AMPAC which were not tendered will be acquired in a second-step merger at the same cash price per share paid in the tender offer. Completion of the transaction is subject to, among other things, customary closing conditions contained in the definitive merger agreement.

The AMPAC Board of Directors unanimously approved the transaction and recommends that AMPAC stockholders tender their shares in the tender offer.

KeyBanc Capital Markets Inc. is acting as financial advisor, and Morrison & Foerster LLP is acting as legal advisor, to AMPAC. Morgan Stanley & Co., LLC is acting as financial advisor, and Munger, Tolles & Olson LLP is acting as legal advisor, to the independent Transaction Committee of AMPAC’s Board of Directors. Ropes & Gray LLP is acting as legal advisor to H.I.G.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see AMPAC’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) in connection with this transaction.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. AMPAC supplies active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry, it provides specialty chemicals used in solid rocket

– more –

motors for space launch and military missiles. AMPAC produces clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. AMPAC’s products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about AMPAC can be obtained by visit its web site at www.apfc.com.

ABOUT H.I.G.

H.I.G. is a leading global private equity investment firm with more than $13 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, Chicago, Dallas, New York, and San Francisco in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Paris, and Rio de Janeiro, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed manufacturing or service businesses. Since its founding in 1993, H.I.G. has invested in and managed more than 200 companies worldwide. The firm’s current portfolio includes more than 50 companies. For more information, please refer to the H.I.G. website at www.higcapital.com.

IMPORTANT INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding common stock of AMPAC referred to in this press release has not yet commenced. This press release is not an offer to purchase or a solicitation of an offer to sell shares of AMPAC’s common stock. The solicitation and the offer to purchase shares of AMPAC’s common stock will only be made pursuant to an offer to purchase and related materials that H.I.G. intends to file with the SEC. At the time the tender offer is commenced, an affiliate of H.I.G. will file a Tender Offer Statement on Schedule TO with the SEC, and at the same time or soon thereafter AMPAC will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. STOCKHOLDERS OF AMPAC ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov. In addition, the tender offer statement on Schedule TO and related offering materials may be obtained for free (when they become available) from H.I.G.

FORWARD-LOOKING STATEMENTS OR INFORMATION

Certain statements in this press release constitute “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

– more –

Such statements are typically punctuated by words or phrases such as “anticipate,” “estimate,” “should,” “may” and words or phrases of similar import. These forward-looking statements include statements regarding expectations as to the completion of the tender offer, the merger and the other transactions contemplated by the definitive merger agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the definitive merger agreement to satisfy the conditions to closing specified in the definitive merger agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.

###

SOURCE: American Pacific Corporation

3